--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                  Schedule 13G


                  Under The Securities and Exchange Act of 1934
                                (Amendment No. 4)


                          Temecula Valley Bancorp Inc.
                          ----------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)


                                   87972L 10 4
                                 (CUSIP Number)


                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)


         *This remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                  87972L 10 4
                  --------------------------------------------------------------

1.                      Stephen H. Wacknitz
                  --------------------------------------------------------------
                 (Name of Reporting Persons S.S. or Identification No. of above Persons)

2.       Check the appropriate box if a member of a group.     (a)      [  ]
                                                               (b)      [  ]

                  Not Applicable

3.       SEC Use Only

4.                United States
                  --------------------------------------------------------------
                  (Citizenship or Place of Organization)

5.                806,635*
                  --------------------------------------------------------------
                  (Sole Voting Power)

6.                0
                  --------------------------------------------------------------
                 (Shared Voting Power)

7.                806,635*
                  --------------------------------------------------------------
                  (Sole Dispositive Power)

8.                0
                  --------------------------------------------------------------
                  (Shared Dispositive Power)

9.                806,635
                  --------------------------------------------------------------
                  (Aggregate Amount Beneficially Owned by Each Reporting Person)

10.               None Excluded                                          [  ]
         ----------------------------------------------------------------
         (Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.)

11.               7.5
                  --------------------------------------------------------------
                  (Percent of Class Represented by Amount in Row 9)

12.               IN
                  --------------------------------------------------------------
                  (Type of Reporting Person)

Item 1

         (a)      Temecula Valley Bancorp Inc.
                  --------------------------------------------------------------
                  (Name of Issuer)

         (b)      27710 Jefferson Avenue, Suite A100, Temecula, CA  92590
                  --------------------------------------------------------------
                  (Address of Issuer's Principal Executive Office)

Item 2

         (a)      Stephen H. Wacknitz
                  --------------------------------------------------------------
                  (Name of Person Filing this Schedule 13G)

         (b)      c/o Temecula Valley Bancorp Inc.
                  --------------------------------------------------------------
                  27710 Jefferson Avenue, Suite A100, Temecula, CA  92590
                  --------------------------------------------------------------
                  (Address of Principal Business Office)

         (c)      United States
                  --------------------------------------------------------------
                  (Citizenship)

         (d)      Common Stock, no par value
                  --------------------------------------------------------------
                  (Title of Class of Securities)

         (e)      87972L 10 4
                  --------------------------------------------------------------
                  (CUSIP Number)

Item 3

         Not Applicable

Item 4   Ownership

         (a) Amount Beneficially Owned: 806,635

         (b) Percent of Class 7.5

         (c) Number of Shares as to Which Such Person has:

                  (i)      Sole Power to Vote or to Direct the Vote                                         806,635*
                                                                                                 ------------------
                  (ii)     Shared Power to Vote or to Direct the Vote                                             0
                                                                                                 ------------------
                  (iii)    Sole Power to Dispose or to Direct the Disposition of:                          806,635*
                                                                                                 ------------------
                  (iv)     Shared Power to Dispose or to Direct the Disposition of:                               0
                                                                                                 ------------------

Item 5            Not Applicable
         -----------------------------------------------------------------------
         (Ownership of Five Percent or Less of a Class)

Item 6            Not Applicable
         -----------------------------------------------------------------------
         (Ownership of More than Five Percent on Behalf of Another Person)

Item 7            Not Applicable
         -----------------------------------------------------------------------
         (Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company)

Item 8            Not Applicable
         -----------------------------------------------------------------------
         (Identification and Classification of Members of the Group)

Item 9            Not Applicable
         -----------------------------------------------------------------------
         (Notice of Dissolution of Group)

Item 10  Certification

                  By signing below I certify that, to the best of my knowledge and belief, the Securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   January 30, 2007            /s/ Stephen H. Wacknitz
                                     -------------------------------------------
                                     Stephen H. Wacknitz, Individual

*Except Community Property Interest